News Release

Integra LifeSciences Reports Third Quarter 2025 Financial Results
PRINCETON, N.J., October 30, 2025 - Integra LifeSciences Holdings Corporation (Nasdaq: IART), a leading global medical technology company, today reported financial results for the third quarter ending September 30, 2025.

Third Quarter 2025 Highlights

•Third quarter revenues of $402.1 million increased 5.6% on a reported basis and 5.0% on an organic basis compared to the prior year.

•Third quarter GAAP earnings per diluted share of $(0.07), compared to $(0.14) in the prior year.

•Adjusted earnings per diluted share of $0.54, compared to $0.41 in the prior year.

•Relaunch of PriMatrix® and Durepair® ahead of schedule, through dual sourcing supply strategy.

•Appointed Dr. Raymond Turner, a board-certified neurosurgeon, fellowship-trained in endovascular neurosurgery, as chief medical officer.

•Revising 2025 guidance to reflect third quarter revenue and updated assumptions for the fourth quarter.

“In the third quarter, we continued to see healthy demand across our portfolio. While revenue was impacted by two supply interruptions, we delivered strong profitability and cash flow through disciplined cost management and operational efficiencies.” said Mojdeh Poul, president and chief executive officer. “We are making progress in implementing our comprehensive plan to systematically strengthen the entirety of our supply chain and quality management system, and we remain confident in our strategy to improve overall performance and drive the Company’s transformation.”
Third Quarter 2025 Consolidated Performance

Total reported revenues of $402.1 million increased 5.6% on a reported basis and 5.0% on an organic basis compared to the prior year.
The Company reported GAAP gross margin of 51.5%, compared to 52.6% in the third quarter of 2024. Adjusted gross margin was 62.9%, compared to 63.0% in the prior year.
Adjusted EBITDA for the third quarter of 2025 was $78.5 million, or 19.5% of revenue, compared to $61.8, or 16.2% of revenue, in the prior year.
The Company reported a GAAP net loss of $(5.4) million, or $(0.07) per diluted share, in the third quarter of 2025, compared to GAAP net loss of $(10.7) million, or $(0.14) per diluted share, in the prior year.
Adjusted net income for the third quarter of 2025 was $41.6 million, or $0.54 per diluted share, compared to $31.7 million, or $0.41 per diluted share, in the prior year.

Third Quarter 2025 Segment Performance
Codman Specialty Surgical (~70% of Revenues)
Total revenues were $292.6 million, representing reported growth of 8.1% and organic growth of 7.1% compared to the third quarter of 2024.

•Sales in Neurosurgery increased 13.3% on an organic basis driven by growth in Certas® Plus; DuraGen®; CereLink®; Mayfield capital in addition to a favorable prior year comparison
•Sales in Instruments declined (7.6%) on an organic basis due to order timing
•ENT growth was flat due to growth in AERA® and TruDi® navigated disposables, offset by decline in sinuplasty balloons and the timing of capital sales

Tissue Technologies (~30% of Revenues)

Total revenues were $109.5 million, representing a reported decline of (0.5)% and organic decline of (0.3)% compared to the third quarter of 2024. Key drivers for the quarter include:

•Mid-single digit growth in wound reconstruction, driven by ~25% growth in Integra Skin enabled by improved supply and ~50% growth in DuraSorb®, partially offset by the impact of the Medihoney® recall
•Sales in private label were down (12.6%) due to softer commercial demand experienced by a private label partner

Advancing our Priorities

Compliance Master Plan (CMP) Implementation
•Strengthening quality systems to enable earlier issue detection and improved supply resiliency
•Advancing remediation activities under disciplined PMO oversight
•Continued constructive engagement with the FDA on routine inspections as well as warning letter commitments

Operational and Execution Excellence
•Braintree facility remains on track to resume production in June 2026, supporting the relaunch of SurgiMend® in the fourth quarter of 2026
•Relaunched PriMatrix and Durepair ahead of schedule, through dual sourcing supply strategy

Delivering on Our Financial Commitments
•5% organic growth, with demand remaining strong
•Delivered $0.54 adjusted EPS, above expectations
•Revising 2025 guidance to reflect third quarter revenue and updated assumptions for the fourth quarter
•Margin expansion program on track to take out $25 to $30 million of cost in 2026 through productivity and efficiency initiatives

Balance Sheet, Cash Flow and Capital Allocation
The Company generated cash flow from operations of $40.9 million in the quarter. Total balance sheet debt and net debt at the end of the quarter were $1.8 billion and $1.6 billion, respectively, and the consolidated total leverage ratio was 4.3x.

As of the end of the quarter, the Company had total liquidity of approximately $549.8 million, including $267.9 million in cash plus short-term investments and the remainder available under its revolving credit facility.

2025 Outlook
For the fourth quarter 2025, the Company expects reported revenues in the range of $420 million to $440 million, representing reported growth of (5.1%) to (0.6%) and organic growth of (5.9%) to (1.4%). The Company expects adjusted EPS in a range of $0.79 to $0.84 per share.

For the full year 2025, the Company is updating its revenue guidance range to $1.620 billion to $1.640 billion. The revenue range represents reported growth of 0.6% to 1.8% and organic growth of (1.6%) to (0.4%). The Company expects adjusted EPS in a range of $2.19 to $2.24 per share.

The Company’s organic sales growth guidance for the fourth quarter and the full year excludes acquisitions and divestitures, as well as the effects of foreign currency.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 a.m. ET on Thursday, October 30, 2025, to discuss third quarter 2025 financial results and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question-and-answer session following the call. Integra's management team will reference a presentation during the conference call, which can be found on the Investor section of the website at investor.integralife.com.

A live webcast will be available on the Investors section of the Company’s website at investor.integralife.com. For those planning to participate on the call, register here to receive dial-in details and an individual pin. While not required, it is recommended to join 10 minutes prior to the event’s start. A webcast replay of the conference call will be available on the Investors section of the company website following the call.

About Integra

Integra LifeSciences (Nasdaq: IART) is a global medical technology leader dedicated to restoring lives. We are advancing transformational care through impactful innovation in neurosurgery, tissue reconstruction and surgical instrumentation, specialized fields that demand exceptional expertise and precision. Our portfolio of highly differentiated, gold-standard technologies are trusted by healthcare professionals to deliver life-saving care. For our latest news and information, visit www.integralife.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” "forecast," "guidance," “plan,” “anticipate,” "target," or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning: future financial performance, including projections for revenues, expected revenue growth (both reported and organic), GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as divestiture, acquisition and integration-related charges, intangible asset amortization, structural optimization charges, EU Medical Device Regulation-related charges, charges related to the voluntary global recall of all products manufactured at the Company’s facility in Boston, Massachusetts and the transition of Boston-related manufacturing operations to the Company’s Braintree, Massachusetts facility, impairment charges, and income tax expense (benefit) related to non-GAAP adjustments and other items; estimates regarding the projected impact of tariffs or other changes in trade policy on the Company's business, financial condition and results of operations; and the Company’s expectations and plans with respect to business and operational performance, strategic initiatives, capabilities, resources, product development, product availability and regulatory approvals, including expectations regarding the efficacy of the Company’s compliance master plan to improve the Company's quality systems. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the ongoing and possible future effects of global challenges, including macroeconomic uncertainties, inflation, supply chain disruptions, trade regulation and tariffs, duties or other measures implemented by the U.S. or other countries, geopolitical conflicts, and U.S. and global recession concerns, on the Company’s customers and on the Company’s business, financial condition, results of operations and cash flows; the Company's ability to execute its operating plan effectively; the Company’s ability to successfully integrate Acclarent and other acquired businesses; the Company’s ability to achieve sales growth in a timely fashion; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; the Company's ability to manage its direct sales channels effectively; the sales performance of third-party distributors on whom the Company relies to generate revenue for certain products and geographic regions; the Company's ability to access and maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; difficulties in implementing the Company’s compliance master plan and realizing the benefits contemplated thereby within the anticipated timeframe, or at all; difficulties or delays in obtaining and maintaining required regulatory approvals related to the transition of the manufacturing to the Company’s Braintree manufacturing facility; the possibility that costs or difficulties related to building and the operationalization of the Braintree facility or the transition of manufacturing activities from the Company’s Boston facility to the Braintree facility will be greater than expected; fluctuations in hospitals' spending for capital equipment; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the Company's ability to comply with regulations regarding products of human origin and products containing materials derived from animal source; difficulties in controlling expenses, including costs to procure and manufacture the Company’s products; difficulties in implementing the Company’s profitability improvement initiative and realizing the benefits contemplated thereby within the anticipated timeframe, or at all; the ability of the Company to successfully manage leadership and organizational changes and the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of divestiture, acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect areas of our operations including, but not limited to, those affecting the health care industry, including the EU Medical Device Regulation; the scope, duration and effect of U.S. and international governmental, regulatory, fiscal, monetary and public health responses to any future public health crises; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; potential negative impacts resulting from environmental, social and governance matters; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2024 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise, except as otherwise required by law.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted net income, adjusted gross margin, adjusted earnings per diluted share, and net debt. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense);

(iii) interest income and expense; (iv) income tax expense (benefit); (v) impairment charges; and (vi) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) charges related to the manufacturing stoppage and voluntary global recall of all products manufactured at the Company’s Boston, Massachusetts facility and distributed between March 1, 2018 and May 22, 2023, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2023 (the “recall”) and the transition of Boston-related manufacturing operations to the Company’s Braintree, Massachusetts facility; (v) intangible asset amortization expense; (vi) income tax impact from adjustments; and (vii) impairment charges. The measure of adjusted gross margin is calculated by dividing adjusted gross profit by total revenues. Adjusted gross profit consists of GAAP gross profit adjusted for: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) charges related to the recall and the transition of Boston-related manufacturing operations to the Company’s Braintree, Massachusetts facility; (iv) EU Medical Device Regulation-related charges; and (v) intangible asset amortization expense. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of net debt consists of GAAP total debt (excluding deferred financing costs) less short-term investments, cash and cash equivalents.

Reconciliations of GAAP revenues to organic revenues, GAAP net income to adjusted EBITDA, and adjusted net income, GAAP gross margin to adjusted gross margin, GAAP total debt to net debt, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters ended September 30, 2025 and 2024.

The Company is providing forward-looking guidance regarding adjusted earnings per diluted share but is not providing a reconciliation to GAAP earnings per share, because certain GAAP expense items are highly variable, and management is unable to predict them with reasonable certainty and without unreasonable effort. Specifically, the financial impact and timing of divestitures, acquisitions, integrations, structural optimization and efforts to comply with the EU Medical Device Regulation are uncertain, depend on various dynamic factors and are not reasonably ascertainable at this time. These expense items could have a material impact on GAAP results.

The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

Investor Relations Contact:
Chris Ward
(609) 772-7736
chris.ward@integralife.com

Media Contact:
Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2025	2024
Total revenue, net	$402,062	$380,834

Costs and expenses:
Cost of goods sold	195,071	180,596
Research and development	22,456	27,435
Selling, general and administrative	169,046	177,193
Intangible asset amortization	3,728	3,760
Total costs and expenses	390,301	388,984
Operating income (loss)	11,761	(8,150)
Interest income	4,982	5,049
Interest expense	(22,725)	(19,373)
Other (expense) income, net	(842)	2,112
Loss before income taxes	(6,824)	(20,362)
Benefit for income taxes	(1,420)	(9,667)
Net loss	$(5,404)	$(10,695)

Net loss per share
Diluted	$(0.07)	$(0.14)

Weighted average common shares outstanding	76,753	76,448

The following table presents revenues disaggregated by the major sources for the three months ended September 30, 2025 and 2024 (amounts in thousands):

	Three Months Ended September 30,
	2025	2024	Change
Neurosurgery	$201,563	$175,956	14.6%
Instruments(1)	50,151	54,238	(7.5)%
ENT(1)	40,869	40,588	0.7%
Total Codman Specialty Surgical	292,583	270,782	8.1%

Wound Reconstruction and Care	83,988	80,460	4.4%
Private Label	25,491	29,592	(13.9)%
Total Tissue Technologies	109,479	110,052	(0.5)%
Total reported revenues	$402,062	$380,834	5.6%

Impact of changes in currency exchange rates	(2,155)	—
Total organic revenues(2)	$399,907	$380,834	5.0%

(1) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended September 30, 2025

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort (d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges	(6,588)	177	(6,182)	(1,029)	—	445	—
Structural Optimization charges	11,052	8,413	2,786	(146)	—	—	—
EU Medical Device Regulation charges	10,554	808	5,396	4,350	—	—	—
Boston Recall/Braintree Transition	13,957	13,447	510	—	—	—	—
Intangible asset amortization expense	26,873	23,145	—	—	3,728	—	—
Estimated income tax impact from above adjustments and other items	(8,823)	—	—	—	—	—	(8,823)
Depreciation expense	11,289	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended September 30, 2024

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort (d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges	7,810	3,643	5,896	(1,712)	—	(17)	—
Structural Optimization charges	5,739	3,737	1,983	19	—	—	—
EU Medical Device Regulation charges	10,578	823	4,844	4,910	—	—	—
Boston Recall/Braintree Transition	9,933	9,601	333	—	—	—	—
Intangible asset amortization expense	25,615	21,854	—	—	3,761	—	—
Estimated income tax impact from above adjustments and other items	(17,244)	—	—	—	—	—	(17,244)
Depreciation expense	10,216	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands)

	Three Months Ended September 30,
	2025	2024

GAAP net loss	$(5,404)	$(10,695)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	38,162	35,831
Other (income) expense, net	842	(2,095)
Interest expense, net	17,298	14,324
Income tax expense	(1,420)	(9,667)
Structural optimization charges	11,052	5,739
EU Medical Device Regulation charges	10,554	10,578
Boston Recall/Braintree Transition	13,957	9,933
Acquisition, divestiture and integration-related charges	(6,588)	7,810
Total of non-GAAP adjustments	83,857	72,453
Adjusted EBITDA	$78,453	$61,758

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2025	2024

GAAP net loss	$(5,404)	$(10,695)
Non-GAAP adjustments:
Structural optimization charges	11,052	5,739
Acquisition, divestiture and integration-related charges	(6,588)	7,810
EU Medical Device Regulation charges	10,554	10,578
Boston Recall/Braintree Transition	13,957	9,933
Intangible asset amortization expense	26,873	25,615
Estimated income tax impact from adjustments and other items	(8,823)	(17,244)
Total of non-GAAP adjustments	47,025	42,431
Adjusted net income	$41,621	$31,736

Adjusted diluted net income per share	$0.54	$0.41
Weighted average common shares outstanding for diluted net income per share	76,850	76,478

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	September 30, 2025	December 31, 2024

Short term investments	$35,693	$27,192
Cash and cash equivalents	232,186	246,375
Trade accounts receivable, net	262,160	272,370
Inventories, net	489,106	429,090

Current and long-term borrowing under senior credit facility	1,747,601	1,121,823
Borrowings under securitization facility	83,500	108,100
Convertible securities	—	573,170

Stockholders' equity	$1,037,574	$1,545,280

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Nine Months Ended September 30,
	2025	2024

Net cash (used) provided by operating activities	$38,568	$78,642
Net cash used in investing activities	(73,156)	(386,559)
Net cash provided by financing activities	3,993	245,013
Effect of exchange rate changes on cash and cash equivalents	16,406	1,659

Net decrease in cash and cash equivalents	$(14,189)	$(61,245)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND ADJUSTED FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended September 30,
	2025	2024
Net cash provided by operating activities	$40,907	$22,480

Purchases of property and equipment	(15,156)	(29,646)
Free cash flow	$25,751	$(7,166)

Adjusted net income(1)	$41,621	$31,736
Adjusted free cash flow conversion	61.9%	(22.6)%

	Twelve Months Ended September 30,
	2025	2024
Net cash provided by operating activities	$89,315	$137,385

Purchases of property and equipment	(93,821)	(99,381)
Free cash flow	$(4,506)	$38,004

Adjusted net income(1)	$180,896	$192,791
Adjusted free cash flow conversion	(2.5)%	19.7%

(1) Adjusted net income for quarters ended September 30, 2025 and 2024 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - NET DEBT CALCULATION
(UNAUDITED)

(In thousands)
	September 30, 2025	December 31, 2024
Short-term borrowings under senior credit facility	$38,750	$33,906
Long-term borrowings under senior credit facility	1,708,851	1,087,917
Borrowings under securitization facility	83,500	108,100
Convertible securities	—	573,170
Deferred financing costs netted in the above	3,649	5,475
Short term investments	(35,693)	(27,192)
Cash & Cash Equivalents	(232,186)	(246,375)
Net Debt	$1,566,871	$1,535,001

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP GROSS PROFIT TO MEASURES OF ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN
(UNAUDITED)
(In thousands, except percentages)

	Three Months Ended September 30,
	2025	2024

Total revenues, net	$402,062	$380,834
Cost of goods sold	195,071	180,596
Reported Gross Profit	206,991	200,238
Structural optimization charges	8,413	3,737
Acquisition, divestiture and integration-related charges	177	3,643
Boston Recall/Braintree Transition	13,447	9,601
EU Medical Device Regulation	808	823
Intangible asset amortization expense	23,145	21,854
Adjusted Gross Profit	$252,981	$239,896
Total Revenues	$402,062	$380,834
Adjusted Gross Margin	62.9%	63.0%